Exhibit 99.1

SpartanNash Announces Second Quarter 2019 Financial Results

Second Quarter Net Sales Increase 5.3%, 13th Consecutive Quarter of Growth

Announced Leadership Transition, Appointed Dennis Eidson Interim President and CEO

Continued Significant Debt Paydown and Working Capital Improvements

GRAND RAPIDS, MICHIGAN – August 14, 2019 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week second quarter and 28-week period ended July 13, 2019.

“Consistent with our comments in the press release issued earlier this week, the Board of Directors and I remain confident in the Company’s overall strategic direction,” said Dennis Eidson, Interim President and Chief Executive Officer. “I am excited to work with our team of talented associates as we focus our efforts on improved execution, while continuing to drive our top-line sales growth.”

Consolidated Financial Results

Consolidated net sales for the second quarter increased $100.0 million, or 5.3%, to $2.00 billion from $1.90 billion in the prior year quarter. The increase in net sales was generated through incremental volume in the Retail segment resulting from the acquisition of Martin’s and growth in the Military Distribution segment, despite a slow start to the quarter due to the Easter shift and unseasonably cool weather for the first two periods of the second quarter.

Gross profit for the second quarter of fiscal 2019 was $289.0 million, or 14.5% of net sales, compared to $265.7 million, or 14.0% of net sales, in the prior year quarter. As a percent of net sales, the improvement in gross profit was primarily driven by the higher mix of Retail sales due to the acquisition of Martin’s and was partially offset by the other factors described below within the Segment Financial Results.

Reported operating expenses for the second quarter were $281.6 million, or 14.1% of net sales, compared to $235.8 million, or 12.4% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to asset impairment charges primarily associated with the changes the Company recently announced related to its Caito Fresh Production business including the decision to exit the Fresh Kitchen operations, additional Retail segment business associated with Martin’s, as well as an increase in supply chain expenses. Second quarter operating expenses would have been $265.5 million, or 13.3% of net sales, compared to $235.9 million, or 12.4% of net sales, in the prior year quarter, excluding the adjustments related to the non-cash impairment charges and other adjustments detailed in Table 3.

The Company reported operating earnings of $7.4 million compared to $29.8 million in the prior year quarter. The decrease was primarily attributable to the impairment charges noted above, lower margin rates on comparable sales, higher supply chain costs and incremental losses from the Fresh Kitchen operations, partially offset by favorable incentive compensation, incremental earnings from the newly acquired Martin’s business and lower recall charges than in the prior year. Non-GAAP adjusted operating earnings(1) were $23.5 million compared to $29.8 million in the prior year quarter due to the factors mentioned above. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Adjusted EBITDA(2) was $44.3 million compared to $49.7 million in the prior year quarter due to the factors mentioned above.

The Company reported a second quarter loss from continuing operations of $6.8 million, or $0.19 per diluted share, compared to earnings of $17.8 million, or $0.50 per diluted share, in the prior year quarter. The decrease reflects the factors noted above, as well as settlement expense of $8.7 million associated with the previously announced termination of the Company’s corporate pension plan and increased interest expense due to higher interest rates on the Company’s borrowings.

Adjusted earnings from continuing operations(3) for the second quarter were $12.2 million, or $0.34 per diluted share, compared to $17.9 million, or $0.50 per diluted share, in the prior year quarter.

Segment Financial Results

Food Distribution

Net sales for Food Distribution decreased $6.3 million, or 0.7%, to $935.4 million from $941.7 million in the prior year quarter. Excluding the impact of the elimination of intercompany sales to Martin’s subsequent to the acquisition, sales increased 3.0%, primarily due to sales growth from existing customers. The Company’s rate of sales growth within this segment decelerated from recent quarters, largely due to the unseasonably cool and wet weather during the months of May and June. These trends improved during the month of July as the weather returned to more seasonable levels.

Reported operating earnings for Food Distribution were $0.3 million compared to $18.7 million in the prior year quarter. The decrease in reported operating earnings was due to asset impairment charges primarily associated with changes to the Caito Fresh Production business noted above, losses associated with the Fresh Kitchen operations, and higher supply chain expenses, partially offset by lower recall charges than in the prior year, and favorable adjustments to incentive compensation. Second quarter adjusted operating earnings(1) were $16.8 million compared to $19.8 million in the prior year quarter primarily due to higher supply chain expenses. Adjusted operating earnings exclude $16.0 million of asset impairment charges and the allocation of one-time costs associated with Project One Team in the current year quarter, and merger/acquisition and integration expenses in the prior year quarter.

Military Distribution

Net sales for Military Distribution increased $0.9 million, or 0.2%, to $490.6 million from $489.7 million in the prior year quarter. The increase was primarily due to incremental volume from new business with an existing customer that commenced late in the fourth quarter of 2018 and DeCA’s private brand program, partially offset by lower comparable sales at DeCA operated locations.

Reported operating loss for Military Distribution was $1.6 million compared to operating earnings of $3.1 million in the prior year quarter. The decrease was primarily attributable to lower margin rates, partly due to a shift in the mix of business, and higher supply chain costs, as well as the cycling of gains related to the sale of a closed facility in the prior year quarter, partially offset by favorable adjustments to incentive compensation. The second quarter adjusted operating loss(1) was $1.5 million compared to earnings of $2.3 million in the prior year quarter. The adjusted operating loss in the current year quarter excludes the allocation of one-time costs associated with Project One Team and the gain on the sale of a closed location in the prior year quarter.

Retail

Net sales for Retail increased $105.4 million, or 22.7%, to $570.0 million from $464.6 million in the prior year quarter. Excluding the acquisition of Martin’s, sales decreased 3.3%, due to lower sales resulting from store closures and a decrease in comparable store sales of 2.0%. Comparable store sales were negatively impacted by the shift of the post-Easter week into the second quarter by 0.5%, as well as the unseasonably cool weather for the first two periods of the quarter.

Reported operating earnings for Retail were $8.7 million compared to operating earnings of $8.0 million in the prior year quarter. The increase in reported operating earnings was primarily attributable to the contribution of the acquired Martin’s stores, the favorable impact of closing underperforming stores and favorable adjustments to incentive compensation, partially offset by higher fees paid to pharmacy benefit managers. Adjusted operating earnings(1) were $8.2 million compared to $7.7 million in the prior year quarter and exclude restructuring gains and merger/acquisition and integration expenses in the current year and restructuring gains in the prior year quarter.

Cash Flow

Cash flows provided by operating activities for the first half of 2019 were $103.8 million, consistent with the prior year period at $104.3 million. The Company generated $72.1 million of free cash in the 28 weeks ended July 13, 2019, compared to $69.7 million of free cash in same period of fiscal 2018.

In the first half of fiscal 2019, the Company returned $13.8 million to shareholders in the form of cash dividends equal to $0.38 per common share.

Strategic Business Objectives

The Company remains focused on the execution of its top five objectives for 2019. These objectives are critical in the context of the Company’s long-term strategic objective to build and operate a national, highly efficient distribution platform servicing a diverse customer base through three highly complementary business units of Food Distribution, Military Distribution and Retail.

The following summarizes these objectives and the Company’s progress during the second quarter of 2019:

Achieve Mid-Single Digit Sales Growth. The Company sustained this objective in the second quarter, realizing 5.3% sales growth from the same quarter in the prior year and delivering its 13th consecutive quarter of sales growth.

Realize More Than $15.0 Million of Savings Over the Next 24 Months from Project One Team. The Company has completed the implementation of a number of initiatives and is in process with others. The Company remains on track to achieve a run rate of over $20.0 million in annual cost savings within the next 24 months.

Strengthen Management Team, Systems and Supply Chain Operations. During the second quarter, the Company appointed Walt Lentz as the President of Food Distribution. Mr. Lentz has an extensive background in logistics, supply chain and food manufacturing, including roles as Acting Chief Executive Officer and Chief Supply Chain Officer of Peapod LLC, the grocery eCommerce business division of Ahold Delhaize. He oversees the Food Distribution segment and has assumed responsibility for the Company’s supply chain.

Reduce Debt and Working Capital While Lowering Financial Leverage Ratios. Since the second quarter of 2018, the Company has paid down over $90.0 million in debt, resulting in an $8 million reduction in the debt balance despite the acquisition of Martin’s at the beginning of fiscal 2019. The Company also reduced its working capital by over $15.0 million from the second quarter of fiscal 2018, while continuing to grow sales. The Company will continue to focus on working capital improvements and debt reduction and expects to achieve total working capital improvements of $30.0 million for the full fiscal year.

Improve Adjusted Operating Earnings and Adjusted EBITDA Trend. The Company has recently executed a significant number of changes in leadership, including a transition in the President and CEO position. The leaders of SpartanNash have a renewed focus on driving operational execution and organizational development, while enhancing the distribution business. As part of these efforts to improve operating earnings and EBITDA trends, the Company recently announced its decision to exit the Indianapolis-based Fresh Kitchen operations and shift the Company’s focus and expertise to the produce distribution and Fresh Cut operations, which have been the hallmark of the Caito business. The Company expects to complete this transition by the end of fiscal 2019.  These changes, along with the other strategies of the Company discussed above, are believed to be critical to return the Company to long-term profitable growth.

Outlook

The Company continues to expect financial results for the fiscal year ending December 28, 2019 consistent with its outlook previously provided on August 12, 2019, as outlined below and detailed in Table 6:

52 Weeks Ending December 28, 2019
Net Sales Growth	Mid-single digits
Adjusted EBITDA(2)	$183 - $195 million
Adjusted EPS from Continuing Operations(4)	$1.20 - $1.35
Reported EPS from Continuing Operations	$0.21 - $0.47

The Company’s fiscal year guidance reflects an effective tax rate of 22.0% to 23.0%, due to a shift in profitability into lower tax jurisdictions. The Company expects capital expenditures for fiscal year 2019 to be in the range of $86.0 million to $92.0 million, with depreciation and amortization of $89.0 million to $91.0 million. Interest expense is now expected to range from $34.0 million to $35.0 million in fiscal 2019.

The Company's updated guidance for fiscal 2019 does not include costs associated with the CEO transition and costs from a non-recurring, supplemental, transition incentive program for eligible associates.

Conference Call

A telephone conference call to discuss the Company’s second quarter 2019 financial results is scheduled for Thursday, August 15, 2019 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(3) A reconciliation of loss from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(4) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended			28 Weeks Ended
	July 13,	July 14,		July 13,	July 14,
(In thousands, except per share amounts)	2019	2018		2019	2018
Net sales	$1,995,929	$1,895,953		$4,538,304	$4,281,026
Cost of sales	1,706,922	1,630,293		3,871,568	3,672,152
Gross profit	289,007	265,660		666,736	608,874

Operating expenses
Selling, general and administrative	266,474	236,202		626,874	545,261
Merger/acquisition and integration	582	804		1,364	3,010
Restructuring charges (gains) and asset impairment	14,581	(1,164)		8,919	5,037
Total operating expenses	281,637	235,842		637,157	553,308

Operating earnings	7,370	29,818		29,579	55,566

Other expenses and (income)
Interest expense	8,696	6,969		20,577	15,747
Postretirement benefit expense (income)	8,821	(10)		9,456	(14)
Other, net	(439)	(226)		(891)	(447)
Total other expenses, net	17,078	6,733		29,142	15,286

(Loss) earnings before income taxes and discontinued operations	(9,708)	23,085		437	40,280
Income tax (benefit) expense	(2,941)	5,247		(317)	10,007
(Loss) earnings from continuing operations	(6,767)	17,838		754	30,273

Loss from discontinued operations, net of taxes	(47)	(66)		(99)	(158)
Net (loss) earnings	$(6,814)	$17,772		$655	$30,115

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.19)	$0.50		$0.02	$0.84
Loss from discontinued operations	—	(0.01)	*	—	(0.01)	*
Net (loss) earnings	$(0.19)	$0.49		$0.02	$0.83

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.19)	$0.50		$0.02	$0.84
Loss from discontinued operations	—	(0.01)	*	—	(0.01)	*
Net (loss) earnings	$(0.19)	$0.49		$0.02	$0.83

Weighted average shares outstanding:
Basic	36,323	35,928		36,208	36,075
Diluted	36,323	35,940		36,208	36,087

* includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 13,	December 29,
(In thousands)	2019	2018
Assets
Current assets
Cash and cash equivalents	$19,949	$18,585
Accounts and notes receivable, net	362,605	346,260
Inventories, net	572,723	553,799
Prepaid expenses and other current assets	43,219	73,798
Property and equipment held for sale	—	8,654
Total current assets	998,496	1,001,096

Property and equipment, net	619,613	579,060
Goodwill	181,035	178,648
Intangible assets, net	129,131	128,926
Operating lease assets	274,336	—
Other assets, net	89,353	84,182

Total assets	$2,291,964	$1,971,912

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$406,896	$357,802
Accrued payroll and benefits	53,072	57,180
Other accrued expenses	48,306	43,206
Current portion of operating lease liabilities	41,767	—
Current portion of long-term debt and finance lease liabilities	17,709	18,263
Total current liabilities	567,750	476,451

Long-term liabilities
Deferred income taxes	43,200	49,254
Operating lease liabilities	276,888	—
Other long-term liabilities	31,954	50,463
Long-term debt and finance lease liabilities	684,527	679,797
Total long-term liabilities	1,036,569	779,514

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 36,334 and 35,952 shares outstanding	488,947	484,064
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(8,932)	(15,759)
Retained earnings	207,630	247,642
Total shareholders’ equity	687,645	715,947

Total liabilities and shareholders’ equity	$2,291,964	$1,971,912

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 13, 2019	July 14, 2018
Cash flow activities
Net cash provided by operating activities	$103,836	$104,300
Net cash used in investing activities	(102,609)	(28,141)
Net cash provided by (used in) financing activities	267	(75,771)
Net cash used in discontinued operations	(130)	(142)
Net increase in cash and cash equivalents	1,364	246
Cash and cash equivalents at beginning of the period	18,585	15,667
Cash and cash equivalents at end of the period	$19,949	$15,913

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
(In thousands)	July 13, 2019		July 14, 2018		July 13, 2019		July 14, 2018
Food Distribution Segment:
Net sales	$935,383	46.9%	$941,702	49.7%	$2,104,621	46.4%	$2,096,913	49.0%
Operating earnings	272		18,724		24,864		43,245
Military Segment:
Net sales	490,571	24.5%	489,654	25.8%	1,161,941	25.6%	1,153,274	26.9%
Operating (loss) earnings	(1,603)		3,099		(3,160)		4,612
Retail Segment:
Net sales	569,975	28.6%	464,597	24.5%	1,271,742	28.0%	1,030,839	24.1%
Operating earnings	8,701		7,995		7,875		7,709
Total:
Net sales	$1,995,929	100.0%	$1,895,953	100.0%	$4,538,304	100.0%	$4,281,026	100.0%
Operating earnings	7,370		29,818		29,579		55,566

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, total net long-term debt, and projected adjusted earnings per diluted share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude costs associated with organizational realignment, which include significant changes to the Company’s management team. Also excluded are the fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations, and to a lesser extent adjusted operating earnings. These items are considered “non-operational” or “non-core” in nature. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude start-up costs associated with the Fresh Kitchen operation, which concluded during the first quarter of 2018. The Fresh Kitchen represented a new line of business for the Company, and provides the Company with the ability to process, cook, and package fresh protein-based foods and complete meal solutions.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Net (loss) earnings	$(6,814)	$17,772	$655	$30,115
Loss from discontinued operations, net of tax	47	66	99	158
Income tax (benefit) expense	(2,941)	5,247	(317)	10,007
Other expenses, net	17,078	6,733	29,142	15,286
Operating earnings	7,370	29,818	29,579	55,566
Adjustments:
LIFO expense	1,068	155	2,493	1,695
Depreciation and amortization	20,529	19,007	47,161	44,025
Merger/acquisition and integration	582	804	1,364	3,010
Restructuring charges (gains) and asset impairment	14,581	(1,164)	8,919	5,037
Fresh Kitchen start-up costs	—	—	—	1,366
Stock-based compensation	715	976	6,098	6,267
Non-cash rent	(1,516)	(41)	(3,434)	(117)
Costs associated with Project One Team	810	—	5,428	—
Organizational realignment costs	19	—	877	—
Other non-cash charges	154	135	496	12
Adjusted EBITDA	$44,312	$49,690	$98,981	$116,861

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Food Distribution:
Operating earnings	$272	$18,724	$24,864	$43,245
Adjustments:
LIFO expense (benefit)	527	(82)	1,230	683
Depreciation and amortization	7,744	7,318	17,977	16,639
Merger/acquisition and integration	—	745	(130)	2,940
Restructuring charges and asset impairment	16,024	100	9,681	1,360
Fresh Kitchen start-up costs	—	—	—	1,366
Stock-based compensation	341	441	3,017	2,968
Non-cash rent	149	1	206	(21)
Costs associated with Project One Team	429	—	2,877	—
Organizational realignment costs	10	—	465	—
Other non-cash charges	59	204	378	441
Adjusted EBITDA	$25,555	$27,451	$60,565	$69,621
Military:
Operating (loss) earnings	$(1,603)	$3,099	$(3,160)	$4,612
Adjustments:
LIFO expense (benefit)	284	(26)	662	399
Depreciation and amortization	2,736	2,763	6,333	6,441
Merger/acquisition and integration	—	—	—	4
Restructuring gains	—	(830)	—	(830)
Stock-based compensation	124	220	978	1,025
Non-cash rent	(92)	(1)	(214)	(1)
Costs associated with Project One Team	106	—	706	—
Organizational realignment costs	3	—	114	—
Other non-cash charges (gains)	9	(76)	(11)	(148)
Adjusted EBITDA	$1,567	$5,149	$5,408	$11,502
Retail:
Operating earnings	$8,701	$7,995	$7,875	$7,709
Adjustments:
LIFO expense	257	263	601	613
Depreciation and amortization	10,049	8,926	22,851	20,945
Merger/acquisition and integration	582	59	1,494	66
Restructuring (gains) charges and asset impairment	(1,443)	(434)	(762)	4,507
Stock-based compensation	250	315	2,103	2,274
Non-cash rent	(1,573)	(41)	(3,426)	(95)
Costs associated with Project One Team	275	—	1,845	—
Organizational realignment costs	6	—	298	—
Other non-cash charges (gains)	86	7	129	(281)
Adjusted EBITDA	$17,190	$17,090	$33,008	$35,738

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Operating earnings	$7,370	$29,818	$29,579	$55,566
Adjustments:
Merger/acquisition and integration	582	804	1,364	3,010
Restructuring charges (gains) and asset impairment	14,581	(1,164)	8,919	5,037
Fresh Kitchen start-up costs	—	—	—	1,366
Costs associated with Project One Team	810	—	5,428	—
Organizational realignment costs	19	—	877	—
Pension termination	20	—	20	—
Severance associated with cost reduction initiatives	80	344	442	618
Adjusted operating earnings	$23,462	$29,802	$46,629	$65,597
Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
Food Distribution:
Operating earnings	$272	$18,724	$24,864	$43,245
Adjustments:
Merger/acquisition and integration	—	745	(130)	2,940
Restructuring charges and asset impairment	16,024	100	9,681	1,360
Fresh Kitchen start-up costs	—	—	—	1,366
Costs associated with Project One Team	429	—	2,877	—
Organizational realignment costs	10	—	465	—
Pension termination	11	—	11	—
Severance associated with cost reduction initiatives	37	258	361	451
Adjusted operating earnings	$16,783	$19,827	$38,129	$49,362
Military:
Operating (loss) earnings	$(1,603)	$3,099	$(3,160)	$4,612
Adjustments:
Merger/acquisition and integration	—	—	—	4
Restructuring gains	—	(830)	—	(830)
Costs associated with Project One Team	106	—	706	—
Organizational realignment costs	3	—	114	—
Pension termination	2	—	2	—
Severance associated with cost reduction initiatives	—	18	9	70
Adjusted operating (loss) earnings	$(1,492)	$2,287	$(2,329)	$3,856
Retail:
Operating earnings	$8,701	$7,995	$7,875	$7,709
Adjustments:
Merger/acquisition and integration	582	59	1,494	66
Restructuring (gains) charges and asset impairment	(1,443)	(434)	(762)	4,507
Costs associated with Project One Team	275	—	1,845	—
Organizational realignment costs	6	—	298	—
Pension termination	7	—	7	—
Severance associated with cost reduction initiatives	43	68	72	97
Adjusted operating earnings	$8,171	$7,688	$10,829	$12,379

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 13, 2019		July 14, 2018
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
(Loss) earnings from continuing operations	$(6,767)	$(0.19)	$17,838	$0.50
Adjustments:
Merger/acquisition and integration	582		804
Restructuring charges (gains) and asset impairment	14,581		(1,164)
Costs associated with Project One Team	810		—
Organizational realignment costs	19		—
Severance associated with cost reduction initiatives	80		344
Pension termination	8,998		—
Total adjustments	25,070		(16)
Income tax effect on adjustments (1)	(6,112)		48
Total adjustments, net of taxes	18,958	0.53	32	—
Adjusted earnings from continuing operations	$12,191	$0.34	$17,870	$0.50

	28 Weeks Ended
	July 13, 2019		July 14, 2018
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$754	$0.02	$30,273	$0.84
Adjustments:
Merger/acquisition and integration	1,364		3,010
Restructuring charges (gains) and asset impairment	8,919		5,037
Fresh Kitchen start-up costs	—		1,366
Costs associated with Project One Team	5,428		—
Organizational realignment costs	877		—
Severance associated with cost reduction initiatives	442		618
Pension termination	9,351		—
Total adjustments	26,381		10,031
Income tax effect on adjustments (1)	(6,416)		(2,388)
Total adjustments, net of taxes	19,965	0.55	7,643	0.21
Adjusted earnings from continuing operations	$20,719	$0.57	$37,916	$1.05

   (1) The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	July 13,	December 29,
(In thousands)	2019	2018
Current portion of long-term debt and finance lease liabilities	$17,709	$18,263
Long-term debt and finance lease liabilities	684,527	679,797
Total debt	702,236	698,060
Cash and cash equivalents	(19,949)	(18,585)
Total net long-term debt	$682,287	$679,475

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 28, 2019
	Low	High
Earnings from continuing operations	$0.21	$0.47
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.04	0.03
Gain on sale of assets	(0.15)	(0.15)
Termination of frozen pension plan	0.41	0.38
Costs associated with Project One Team	0.12	0.11
Losses from Fresh Kitchen	0.12	0.10
Restructuring and asset impairment	0.38	0.36
Severance associated with cost reduction initiatives	0.03	0.02
Organizational realignment costs	0.04	0.03
Adjusted earnings from continuing operations	$1.20	$1.35